Exhibit 10.15

HAWKER BEECHCRAFT CORPORATION

RETENTION PROGRAM

1. Effective Date. This Retention Program (the “Plan”) of Hawker Beechcraft Corporation (the “Company”) shall become effective (the “Effective Date”) upon the Closing Date, as defined in the Stock Purchase Agreement by and Raytheon Company (“Raytheon”), Raytheon Aircraft Holdings, Inc., Raytheon Aircraft Services Limited, Hawker Beechcraft, Inc. (f/k/a Hawker Beechcraft Corporation) and Greenbulb Limited, dated as of December 20, 2006, and shall remain in effect until the payment of all benefits earned and payable hereunder (the “Term”).

2. Participants Covered. Each person listed on Exhibit A shall become a participant in the Plan on the Effective Date (each such person, a “Participant”) and no person who is not listed on Exhibit A on the date hereof shall become a Participant in this Plan. As a condition to participating in the Plan, each Participant shall be required to acknowledge and agree that Raytheon has no liability or obligation (contractual or otherwise) to pay any benefits provided under this Plan or to make any payments related to, or as a consequence of, the establishment or operation of this Plan and that the Participant has no, and shall have no, claim (contractual or otherwise) against Raytheon in connection with, or in way related to, this Plan or the benefits provided or to be provided hereunder.

3. Participant Accounts. On the Effective Date, the Company shall establish an account (an “Account”) for each Participant, to which shall be credited the amount listed on Exhibit A next to such Participant’s name. A Participant’s Account shall be a bookkeeping account only and no trust, security, escrow, or similar account need be established for the purpose of paying benefits hereunder. The amount credited to such Account shall be a general obligation of the Company and the claim of a Participant or Beneficiary to a benefit shall at all times be merely the claim of an unsecured creditor of the Company. Amounts credited to Participant’s Account shall not be credited with any earnings or interest during the Term.

4. Vesting of Accounts. A Participant’s right to all or a portion of the amount credited to his Account shall vest and become non-forfeitable as set forth below.

4.1 Normal Vesting. Exhibit B sets forth certain vesting dates with respect to each Participant (each, a “Vesting Date”). The Participant’s right to the portion of his Account specified in Exhibit B shall become vested and non-forfeitable on the relevant Vesting Date if the Participant is then employed by the Company or any of its direct or indirect subsidiaries (a “Subsidiary”).

4.2 Accelerated Vesting. A Participant shall become 100% vested in his Account immediately upon the termination of the Participant’s employment with the Company and its Subsidiaries (i) by the Company or its Subsidiaries for any reason other than for Cause (as defined in Exhibit C), (ii) by the Participant for Good Reason (as defined in Exhibit C) or (iii) due to the Participant’s death.

5. Forfeiture of Accounts. Subject to Section 4.2, above, a Participant shall forfeit the unvested balance, if any, credited to his Account upon any termination of employment with the Company and its Subsidiaries.

6. Distribution of Vested Account.

6.1 General. The vested portion of a Participant’s Account shall be distributed in a cash lump sum to the Participant (or his beneficiaries) within 10 days of the date the Participant’s right to such portion becomes vested in accordance with Section 4; provided that, the Company may determine in its sole discretion to distribute to all or any portion of any distribution to be made to a Participant hereunder in fully vested shares of common stock of Hawker Beechcraft, Inc., par value $.01 per share (“Shares”). Shares distributed pursuant to this Plan shall be subject to the terms and conditions of the Stockholders Agreement used by the Company in connection with the grant of equity awards under the Company’s Management Incentive Plan. For purposes of determining the number of Shares to be distributed to any Participant pursuant to this Section 6.1, each Share shall be deemed to have a value equal to the fair market value of a Share, as determined in good faith by the Company’s Board or Directors, as of the relevant Vesting Date. To the extent necessary to avoid imposition on the Executive of a penalty tax pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any distribution payable as a result of a Participant’s termination of employment shall be deferred for six months and one day after such termination and shall be made in accordance with the provisions of Section 6.1.

7. Miscellaneous.

7.1 Spendthrift Clause. No benefit, distribution or payment under the Plan may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Code or otherwise.

7.2 Withholding. Any amounts payable hereunder shall be reduced by all required withholdings for state, federal and local employment, income, payroll or other taxes.

7.3 Beneficiary Designation. A Participant may from time to time designate, in the manner specified by the Company, a beneficiary to receive payment pursuant to Section 6 in the event of his death. In the event that there is no properly designated beneficiary living at the time of a Participant’s death, his benefit hereunder shall be paid to his estate.

7.4 Amendment. On and after the Effective Date, the Plan may not be amended by the Company in a manner that adversely affects a Participant without his written consent. The Plan may be amended with the consent of Participants to comply with Section 409A of the Code so long as such amendments do not materially adversely affect the rights of any Participant hereunder.

7.5 Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof. For purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any action, suit or proceeding in any court of competent jurisdiction in any state in which the Participant resides at the commencement of such action, suit or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

7.6 Right of Discharge Preserved. Nothing contained in this Plan shall be construed as a guarantee or right of any Participant to be continued as an employee of the Company or its Subsidiaries or as a limitation of the right of the Company or its Subsidiaries to terminate the employment of any Participant.

7.7 Successors and Assigns. This Plan shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign (including any purchaser of all or substantially all the Company’s assets) to expressly assume and agree to maintain this Plan and to perform under this Plan to the same extent that the Company would be required to perform under the Plan if no such succession or assignment had taken place. The term “Company” as used herein shall include such successors and assigns.

IN WITNESS WHEREOF, the Company has caused this Plan to be adopted this 26th day of March, 2007.

EXHIBIT A

LIST OF PARTICIPANTS AND ACCOUNT BALANCES

See attached.

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